Exhibit 10.2

Dated:	December 2020

BioMed Technology Asia Pacific Holdings Limited (as Issuer)

And

Impact Biomedical, Inc

(as Subscriber)

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is dated	December 2020

BETWEEN:

(1)	BioMed Technology Asia Pacific Holdings Limited, a company incorporated in British Virgin Islands with limited liability whose registered office is at 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town,
Tortola, British Virgin Islands (the “Issuer”); and

(2)	Impact BioMedical, Inc. a company incorporated in the United States with limited liability whose registered office is at 200 Canal View Blvd. Suite 104 Rochester, NY 14623 (the 11Subscriber”) which is a wholly owned subsidiary of Document Security Systems, Inc. (DSS).

WHEREAS:

(A)	The Issuer has, at the date of this Agreement, an issued capital of US$10,000 divided into 10,000 ordinary shares of US$1 each (11Shares”).

(B)	The Issuer has agreed to issue and the Subscriber has agreed to subscribe for the Subscription Shares (as defined below) on the terms and subject to the conditions set out in this Agreement.

IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals above), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Business Day”	any day (excluding Saturday and Sunday) on which banks are generally open for business in Hong Kong;

“Completion”	completion of the Subscription pursuant to this Agreement;

“Completion Date”	9th December 2020; HK$4,900,000;

“Consideration” “Encumbrance”

means any charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third-party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“HK$”	Hong Kong dollar, the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;
“Party(ies)”	the named party(ies) to this Agreement and its/their
successors and permitted assigns;

“Subscription”	the subscription of the Subscription Shares by the Subscriber pursuant to this Agreement;

“Subscription Price’’	HK$9,333.33 per Subscription Share;

“Subscription Shares”	525 new shares; and

“US$”	United States dollars, the lawful currency of the
United States of America.

1.2	Save as otherwise expressly stated herein, references to any statute or statutory provision includes a reference to that statute, statutory provision as from time to time amended, extended or re-enacted.

1.3	In this Agreement, references to:

(a)	Recitals and Clauses are to the recitals and clauses of this Agreement;

(b)	the singular includes the plural and vice versa;

(c)	words importing gender or the neuter include both genders and the neuter; and

(d)	persons include bodies corporate or unincorporate.

1.4	Headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	SUBSCRIPTION FOR SHARES

2.1	The Subscriber shall subscribe for the Subscription Shares at the Subscription Price and the Subscriber shall pay or procure that there be paid to or to the order of the Issuer the Consideration pursuant to the terms and conditions set out in this Agreement.

2.2	The Issuer shall at Completion issue and allot the Subscription Shares to the Subscriber (or its nominee as the Subscriber may direct) at the Subscription Price per Subscription Share.

2.3	The Issuer undertakes that it will not at any time, offer to other party, any issuance of its shares at a price lower than the Subscription Price paid by the Subscriber pursuant to this Agreement.

2.4	Upon Completion, the Subscriber will own 4.99% of the enlarged share capital of the Issuer.

3.	PAYMENT TERMS

The Subscriber shall pay to the Issuer the Consideration on Completion.

4.	OPTION

It is the intention that the Issuer may list its shares for an initial price offering (“IPO”) in any major global stock exchange. In this event, the Issuer agrees that the Subscriber has the option or right to subscribe 5% of the enlarged capital of the Issuer at the same subscription price. This allotment shall be completed prior to IPO.

5.	RIGHT TO APPOINT A DIRECTOR NOMINATED BY THE SUBSCRIBER TO THE BOARD OF THE ISSUER

The Subscriber shall have the right after Completion to appoint a director to the Board of the Issuer when it so decides.

6.	CONTINGENT SIGNING WITH DISTRIBUTION AGREEMENT

This Subscription Agreement shall be contingently signed with the distribution agreement which is attached in Appendix.

7.	RIGHT OF FIRST REFUSAL

If the Issuer wishes to sell, transfer or otherwise dispose of any or all of its shares (“Offerer Party”), the Subscriber shall have a prior right to buy such shares (“Offered Shares”) and the following shall apply:

7.1	The Offerer Party shall give to the Offeree Party notice in writing of his decision or intention to sell all and or any of his Offered Shares to them. Such notice shall be given either by facsimile transmission or registered letter addressed to the Offeree Party at the addresses set out under Clause 12.1 (or at such other address as may be notified from time to time in writing by each Offerer Party to the others) or by serving such notice upon the Offeree Party (“Selling Notice”) personally, and if mailed aforesaid, such notice shall be deemed to have been given to the Offeree Party. This notice shall set out:

(i)	The number of Shares beneficially owned by the Offerer Seller;

(ii)	The number and class of shares which make up the Offered Shares and the price and terms and conditions of the sale of the Offered Shares.

7.2	Each Offeree Party may, within a period of fourteen (14) days next following the date when the Selling Notice shall be deemed to have been given, give written notice either by facsimile transmission or by registered letter, addressed to the Offeror Seller at the address set out under Clause 12.1 (or such other address as may be prescribed in the Selling Notice) or by serving the notice personally on the Offeree Party. This notice (“Buying Notice”) shall state either that such Offeree Party is willing to purchase the Offered Shares, or that he is not willing to purchase the Offered Shares. If any Offeree Party fails to give the Buying Notice, he will be deemed to have refused to purchase the offered shares.

7.3	If more than one Offeree Party has given a Buying Notice to the Offerer Party indicating his willingness to purchase the Offered Shares, then the Offeree Party shall purchase all the shares comprising the Offered Shares in such proportions as they may agree upon, or in the absence of agreement, in the common share ratio of each Offeree Party, computed without reference to the Offerer’s shares.

7.4	If the Offeree Party by reason of the provisions hereinbefore contained, do not purchase the Offered Shares, then the Offerer Party shall be at liberty to sell the Offered Shares to an outsider (“Outsider”) but only at the price equal to or in excess of the price contained in the Selling Notice and on the same terms as disclosed in the Selling Notice. days of the date of receipt of the unconditional offer, share ratio of each Offeree Party, computed without reference to the Offerer’s shares. If within the earlier of fourteen (14) days from the date of the Selling Notice or fourteen (14) days of the date of receipt of the last Buying Notice by the Offerer Party indicating the refusal of the Offeree Parties to purchase the Offered Shares, the Offerer Party has not received an unconditional offer to purchase the Offered Shares from an Outsider within fourteen (14) days of the date of receipt of the unconditional offer, then the rights of the Offeree Parties shall revive in respect of the Offered Shares and if the Seller shall thereafter desire to sell any of his Offered Shares, he shall again give notice pursuant to Clause 7.1 and so on from time to time. The Offerer Party shall serve a copy of the Outside offer upon the Offeree Parties pursuant to Clause 7.1 prior to selling the Offered Shares to the Outsider.

7.5	Any offer to purchase the Offered Shares from an outsider must include the condition that the outsider agrees to become a party to this Agreement pursuant to the purchase of the Offered Shares.

8.	TAG ALONG PROVISIONS

8.1	In the event that a Party (“Selling Party”) holds a majority of the common shares, serves a Selling Notice in connection with the same Outside Offer and if after the Outside Offer is served upon the Offeree Party in accordance with Clause 12.1, the Offeree Party decides that he wishes to sell his shares to the Outsider on the same terms and condition as contained in the Outside Offer, then the Selling Party shall not be entitled to sell, transfer or otherwise dispose of the Offered Shares unless the Outsider purchases at the same time and on the same terms and condition all of the Shares of the Offeree Party who so desires to sell his Shares.

8.2	In the event that any party serves a Selling Notice in accordance with Clause 12.1 in connection with an Outside Offer which provides for a sale, the completion of which would result in the ownership by the Outsider of a majority of the common shares, and should the Offeree Party decide that he wishes to sell his shares to the Outsider on the same terms and conditions as contained in the Outsider offer, then the party serving the Selling Notice shall not be entitled to sell, transfer or otherwise dispose of the Offered Shares unless the Outsider purchases at the same time and on the same terms and conditions all of the Offered Shares of the Offeree Party who so desires to sell his shares.

8.3	In the event that a Party accepts an offer from an Outsider to purchase a minimum of 70% of the common shares, then all the Parties (including any party who did not accept the Outsider’s offer to purchase) shall be required to sell all of their common shares to the Outsider on the same terms and conditions, if the Outsider desires to purchase such Offered Shares, and only if the purchase price is at least equal, if not higher than the valuation price which shall be no lower than HK$200,000,000.

8.4	For the purpose of this Clause 8, separate offers addressed to each Party or any combination of the Parties by the same Outsider or by separate Outsider or any combination of outsiders acting in concert shall be considered a single outside offer.

9.	COMPLETION

Completion of the Subscription shall take place on the Completion Date as the Parties may agree:

(a)	the Issuer shall: allot and issue the Subscription Shares on terms that they rank pari passu in all respects with the existing issued Shares, including the right to rank in full for all distributions thereafter declared, paid or made by the Issuer after the Completion; and

(b)	the Subscriber shall make payment in HK dollars to the Issuer the amount of the Consideration by delivery of a cashier’s order drawn in favour of the Issuer or by electronic transfer of immediately available funds to the bank account designated by the Issuer in writing (or in such other manner as may be agreed by the Issuer) without any set off, withholding or deduction.

10	EXPENSES

10.1	Each Party shall be responsible for its own fees and costs in connection with the negotiation, completion and enforcement of this Agreement.

10.2	Capital fees, stamp duty and all other fees and duties (if any) relating to the issue and allotment of the Subscription Shares shall be borne by the Issuer.

11	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

11.1	The Issuer hereby warrants and represents to and for the benefit of the Subscriber that as at the date hereof and for all times up to and including the Completion Date:

(a)	it is a limited liability company, duly incorporated and validly existing under the laws of British Virgin Islands;

(b)	it has the power and authority to own its assets and carry on its business as it is being conducted;

(c)	that it has the power to enter into and perform this Agreement and the transactions contemplated by this Agreement;

(d)	that it has obtained all necessary corporate and other necessary actions and consents (including approval of its board of directors) to authorize the execution and performance of this Agreement;

(e)	this Agreement constitutes valid, binding and enforceable obligations of it; and

(f)	the Subscription Shares are free and clear of all charges, liens, encumbrances and rank pari passu in all respects with all other Shares in issue.

11.2	The Subscriber represents, warrants and undertakes to the Issuer that as at the date hereof and for all times up to and including the Completion Date:

(a)	it is duly incorporated and validly existing under the laws of the place of its incorporation with power to conduct its business in the manner presently conducted;

(b)	it has the authority to enter into and perform this Agreement;

(c)	this Agreement constitutes valid, binding and enforceable obligations of its legal, valid and binding obligation enforceable in accordance with its terms;
(d)	its ultimate beneficial shareholders are third parties independent of the Issuer and connected persons of the Issuer;
(e)	it is purchasing the Subscription Shares as principal and not as agent for any third parties; and

(f)	that it has obtained all necessary corporate and other necessary action and consent (including the approval of its board of directors) to authorize the execution and performance of this Agreement.

11.3	Each of the Parties shall before Completion promptly notify the other Party in writing of any matter or thing of which it becomes aware which is a breach of or inconsistent with any of the above warranties.

11.4	Each of the representations, warranties and undertakings shall be separate and independent and. save as expressly provided, shall not be limited by reference to any other Clause or anything in this Agreement.

11.5	The Issuer’s maximum liability in respect of its warranties under Clause 10.1 shall be an amount equal to the Consideration.

11.6	In consideration of the issue of the Subscription Shares by the Issuer to the Subscriber (the sufficiency of which is hereby acknowledged), the Subscriber hereby irrevocably and unconditionally undertakes to the Issuer that it will not, and will procure its ultimate beneficial owner(s) not to, sell, assign, transfer, pledge, hypothecate, dispose of in any way, or otherwise create any Encumbrances in respect of, all or any part of or any direct or indirect interest in any of the Subscription Shares to any person for the period commencing from the Completion Date up to and including the first anniversary date of the Completion Date.

12	NOTICES

12.1	All notices delivered hereunder shall be in writing and shall be communicated to the following addresses:

If to the Issuer, to:

Address	Unit 1405, East Point Center, 555 Hennessy Road, Causeway Bay, Hong Kong
Facsimile	(852) 2988 1622
Attention	Mr. Vincent Tsang

If to the subscriber, to:

Address	200 Canal View Blvd. Suite 104 Rochester, NY14623, USA
Facsimile	(1) 585 325 2977
Attention	Mr. Chan Heng Fai

12.2	Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered, and if sent by facsimile on receipt of confirmation of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

13	GENERAL

13.1	The exercise of or failure to exercise any right or remedy in respect of any breach of this Agreement shall not, save as provided herein, constitute a waiver by such Party of any other right or remedy it may have in respect of that breach.

13.2	Any right or remedy conferred by this Agreement on either Party for breach of this Agreement (including without limitation the breach of any representations and warranties) shall be in addition and without prejudice to all other rights and remedies available to It in respect of that breach.

13.3	Any provision of this Agreement which is capable of being performed after Completion, but which has not been performed on or before Completion and all warranties contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

13.4	This Agreement (together with the other documents referred to herein) constitutes the entire agreement between the Parties with respect to its subject matter (neither Party having relied on any representation or warranty made by the other Party which is not contained in this Agreement), and no variation of this Agreement shall be effective unless made in writing and signed by all the Parties.

13.5	This Agreement supersedes all and any previous agreements, arrangements or understandings between the Parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof.

13.6	If at any time any provision of this Agreement is or becomes illegal, void or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

13.7	Each of the Parties agrees to do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for such Party to do or execute or procure to be done in order to give full effect to the terms of this Agreement.

13.8	Each Party hereto acknowledges and agrees that if it breaches this Agreement (or any other agreement entered into pursuant to it), damages may not be an adequate remedy, and the non-defaulting Party shall be entitled to seek remedy by injunction, order for specific performance or such other equitable relief as a court of competent jurisdiction may see fit to award. Therefore, if the non-defaulting Party shall institute any action or proceeding to enforce the provisions hereof, the defaulting Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the non-defaulting Party has an adequate remedy at law, to the extent permitted by law.

13.9	Each of the Parties acknowledges that it/he has sought independent legal advice in relation to the execution of, and any other matters contemplated under, this Agreement, and that it/he is fully aware of the implications of the entering into of this Agreement.

13.10	No Party may assign or transfer or purport to assign or transfer any of its rights, obligations or liabilities hereunder without the prior written consent of the other.

13.11	Any time, date or period may be extended by written agreement between the Parties or as provided for herein but otherwise time shall be of the essence.

14	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

15	CONFIDENTIALITY

All Parties undertake to keep all information (the “information”) of the content of this Agreement confidential. All Parties shall not disclose any Information to any third party without the prior written consent of the other Parties, except with respect to Information which is publicly available or as required by law.

16	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force and each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
)
for and on behalf of	)
BioMed Technology Asia Pacific Holdings Limited)
)
	)	/s/ Tsang Chi Him Vincent
Name: Tsang Chi Him Vincent
in the presence of:		CEO, BioMed Technology

/s/ Sui Kino Ho
Name::	Sui Kino Ho
K259456(0)

SIGNED by	)
)
for and on behalf of	)
Impact BioMedical, Inc	)
	)	/s/ Chan Heng Fai
in the presence of:	)	CHAN HENG FAI
CHAIRMAN

/s/ Ang Hay Kim
Name: Ang Hay Kim

APPENDIX

DISTRIBUTION AGREEMENT